Exhibit 99.1

UTSTARCOM NAMES FRANCIS P. BARTON CHIEF FINANCIAL OFFICER

ALAMEDA, Calif., August 2, 2005 — UTStarcom, Inc. (Nasdaq: UTSI), a global leader in IP-based, end-to-end networking solutions and services, today announced that Fran Barton, formerly an executive vice president and chief financial officer at Atmel Corporation, has joined the company as executive vice president and chief financial officer, effective September, 2005.

“This is a very dynamic time for UTStarcom. As we work to broaden our global market presence, and drive towards consistent profitable growth, we need to ensure that UTStarcom’s finance organization has the necessary depth and experience to enable us to meet our long-term objectives. Fran brings to the job an exceptional track record and strong financial and strategic planning skills as well as a great talent in leading finance organizations within complex multi-billion dollar companies from his long career in the technology industry. We are extremely pleased to have Fran join our organization,” said Hong Lu, chief executive officer at UTStarcom, Inc.

Said Mike Sophie, chief operating officer at UTStarcom, “I believe that Fran’s background represents an optimal fit for the needs of our finance organization as we go through the restructuring and diversification initiatives.  His appointment will allow me to focus on the operating aspects of these initiatives.  Fran and I will work closely toward disciplined execution of UTStarcom’s strategy and timely attainment of the Company’s goals, including a return to sustainable revenue growth and profitability.”

Prior to accepting the position at UTStarcom, Mr. Barton was the Chief Financial Officer at Atmel Corporation, where he was responsible for finance and administration at the semiconductor company. Barton was the senior vice president and chief financial officer at Advanced Micro Devices, Inc from 1998 to 2001 and from 1996 to 1998, Barton was vice president and chief financial officer at Amdahl Corporation.  From 1974 to 1996, Barton worked at Digital Equipment Corporation in Maynard, Mass., beginning as a financial analyst and moving his way up through various financial roles to vice president and chief financial officer of the company’s personal computer division.

A U.S. Army Special Forces veteran, Barton is a graduate of Worchester Polytechnic Institute, where he earned a bachelor of science in chemical engineering, and holds a master of business administration with a focus in finance from Northeastern University.

“I very much look forward to joining UTStarcom, one of the premier telecommunications equipment manufacturers in the industry today,” Barton said. “I believe that my experience at several multi-billion dollar technology companies will enable me to help UTStarcom successfully overcome the challenges inherent to a rapidly diversifying organization.”

About UTStarcom, Inc.

UTStarcom is a global leader in IP-based, end-to-end networking solutions and international service and support. The company sells its broadband, wireless, and handset solutions to operators in both emerging and established telecommunications markets around the world. UTStarcom enables its customers to rapidly deploy revenue-generating access services using their existing infrastructure, while providing a migration path to cost-efficient, end-to-end IP networks. Founded in 1991 and headquartered in Alameda, California, the company has research and design operations in the United States, China, Korea and India. UTStarcom is a FORTUNE 1000 company.

For more information about UTStarcom, visit the company’s Web site at www.utstar.com.

Forward-Looking Statements

The foregoing statements regarding, without limitation, the anticipated broadening of UTStarcom’s global market presence, the company’s drive toward sustainable revenue growth and profitability and the ability of the company to benefit from the experience and expertise of a new chief financial officer and timely achieve strategic and operational goals, are forward-looking in nature and are subject to certain risks and uncertainties. These factors include rapidly changing technology, the changing nature of the telecommunications markets worldwide, the termination of new contracts, partnerships or alliances and other uncertainties, such as changes in government regulation and licensing requirements and economic and political stability in the markets in which the company operates.

Company Contact

Chesha Kamieniecki

Director of Investor Relations

UTStarcom, Inc.

(510) 749-1560

Press Contact

Stephanie Gallagher

Engage PR

(510) 748-8200, x213

stephanie@engagepr.com